EXHIBIT 10.1

LLC MEMBERSHIP INTEREST PURCHASE AGREEMENT

AMONG

NEW EARTHSHELL CORPORATION,
AS SELLER,

WESTPORT ENERGY, LLC,

WESTPORT ENERGY ACQUISITION, INC.,
AS BUYER,

AND

CARBONICS CAPITAL CORPORATION

August 17, 2010

TABLE OF CONTENTS

1.	CERTAIN DEFINITIONS	1

2.	PURCHASE OF LLC INTERESTS	4

3.	WARRANTIES AND REPRESENTATIONS RELATING TO BUYER AND CARBONICS	7

4.	WARRANTIES AND REPRESENTATIONS RELATING TO CARBONICS	14

5.	WARRANTIES AND REPRESENTATIONS RELATING TO SELLER AND WESTPORT	16

6.	COVENANTS	19

7.	ADDITIONAL AGREEMENTS	22

8.	CONDITIONS TO THE ACQUISITION	23

9.	CERTAIN TAX MATTERS	26

10.	TERMINATION	27

11.	GENERAL	27

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SCHEDULES

SCHEDULE 3	BUYER’S DISCLOSURE SCHEDULE

SCHEDULE 4	SELLER’S DISCLOSURE SCHEDULE

SCHEDULE 6.7	POST-CLOSING CAPITAL STRUCTURE

EXHIBITS

EXHIBIT A	LLC INTEREST ASSIGNMENT

EXHIBIT B	NEW EARTHSHELL DEBENTURE

EXHIBIT C	SECURITY AGREEMENT

EXHIBIT D	GUARANTY AGREEMENT

EXHIBIT E	PLEDGE AGREEMENT

EXHIBIT F	GREENSHIFT INDEMNIFICATION

EXHIBIT G	STOCK PURCHASE AGREEMENT-SERIES 2 PREFERRED SHARES

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LLC MEMBERSHIP INTEREST PURCHASE AGREEMENT

This LLC MEMBERSHIP INTEREST PURCHASE AGREEMENT (this “Agreement”), dated as of this 17th day of August, 2010 is entered into by and among WESTPORT ENERGY ACQUISITION, INC., a Delaware corporation with a principal address at One Penn Plaza, Suite 1612, New York, NY 10119 (“Buyer”), CARBONICS CAPITAL CORPORATION, a Delaware corporation with a principal address at One Penn Plaza, Suite 1612, New York, NY 10119 and the sole shareholder of Buyer (“Carbonics”), NEW EARTHSHELL CORPORATION, a Delaware corporation with a principal address at 101 Hudson Street, Suite 3700, Jersey City, NJ 07302 (“Seller”), and  WESTPORT ENERGY, LLC, a Delaware limited liability company with a principal address at 101 Hudson Street, Suite 3700, Jersey City, NJ 07302 (“Westport”).

A.           Seller owns all of the Equity Interests in Westport (the “LLC Interests”).

B.           Carbonics, which is publicly traded on the OTC Bulletin Board (“OTCBB”) under the symbol “CICS”, is the owner of all of the outstanding capital stock of Buyer.

C.           Seller desires to sell the LLC Interests to Buyer, and Buyer desires to purchase the LLC Interests from Seller.

D.           The parties also desire that (i) Stephen Schoepfer shall be appointed to the board of directors of Carbonics and the directors and officers of Carbonics, who hold those positions immediately prior to the Closing, shall resign; (ii) immediately following the Closing Carbonics shall sell its subsidiary, Sustainable Systems, Inc., a Montana corporation (“Sustainable”); and (iii) GreenShift Corporation (“Greenshift”) shall indemnify Carbonics and YA Global Investments L.P., a Cayman Islands limited partnership (“YA Global”) (and their respective directors, members, partners, officers, employees and agents) in connection with certain existing and potential liabilities, all as more particularly set forth in this Agreement.

Intending to be legally bound, the parties agree as follows:

1.           Certain Definitions.

“Action” shall mean any claim, action, cause of action or suit (in contract, tort or otherwise), inquiry, proceeding or investigation by or before any Governmental Authority.

“Affiliate” shall mean, any Person directly or indirectly controlling, controlled by or under common control with the Carbonics Entities (or such specified Person).  For purposes of this definition, the term “control” including the terms “controlling”, “controlled by” and “under common control with”) means the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of a Person, whether through ownership of voting securities or otherwise.

“Business” shall mean the collective business of the Carbonics Entities as such business is currently conducted.

“Business Day” shall mean any day on which national banking institutions are customarily open for the purpose of transacting business.

“Buyer Disclosure Schedule” shall mean the disclosure schedule set forth in Schedule 4.

“Bylaws” shall mean the corporate bylaws of the Carbonics Entities, as they may be amended, as from time to time in effect.

“Carbonics Entities” shall mean collectively, Carbonics, the Buyer, and immediately upon the Closing, Westport.

“Certificate” shall mean any outstanding certificate or other document representing an ownership interest in Westport.

“Charter” shall mean the certificate or articles of incorporation or organization or other charter documents, certificate of limited partnership or other organizational documents, including trust documents and limited liability company operating agreements, of any Person (other than an individual), each as from time to time in effect.

“Cross Guarantees” means that certain global guarantee agreement dated January 11, 2008, as amended, with Carbonics and Greenshift each as guarantor thereunder, pursuant to which Carbonics has guaranteed certain obligations of Greenshift and Greenshift has guaranteed certain obligations of Carbonics.

“Debt” shall mean all material obligations of such Person (i) for borrowed money, (ii) evidenced by notes, bonds, debentures or similar instruments, other than operating leases and (iii) the nature of guarantees of obligations of the type described in clauses (i) and (ii) above of any other Person.

“Directors” shall mean the members of the board of directors and the managing members, as the case may be, of the Carbonics Entities.

“Environmental Laws” shall mean any federal, state or local law as in effect as of the date hereof relating to (i) releases or threatened releases of Hazardous Substances; and (ii) the manufacture, handling, transport, use, treatment, storage or disposal of Hazardous Substances.

“Exchange Act” shall mean the Securities and Exchange Act of 1934, as amended, or any successor law and regulations and rules issued pursuant to that Act or any successor law.

“Generally Accepted Accounting Principles” shall mean generally accepted accounting principles in the United States as in effect and applied in the preparation of Financial Statements.

“Hazardous Substance” shall mean (i) substances defined in or regulated as toxic or hazardous under the following federal statutes and their state counterparts, as well as these statutes implementing regulations in each case, as amended and as in effect as of the date hereof:  the Hazardous Materials Transportation Act, the Resource Conservation and Recovery Act, the Comprehensive Environmental Response, Compensation and Liability Act, the Clean Water Act, The Safe Drinking Water Act, the Asbestos Hazard Emergency Response Act, the Atomic Energy Act, the Toxic Substances Control Act, the Federal Insecticide, Fungicide and Rodenticide Act; (ii) petroleum and petroleum products, include crude oil and any fractions thereof; (iii) natural gas, synthetic gas and any mixtures thereof; (iv) PCBs and (v) asbestos.

“Legal Requirement” shall mean any material federal, state or local statute, ordinance, code, rule or regulation, or any material Governmental Order, or any material license, franchise, consent, approval, permit or similar right granted under any of the foregoing.

“Lien” shall mean any material mortgage, pledge, lien, security interest, attachment or encumbrance, provided, however, that the term “Lien” shall not include (i) statutory liens for Taxes; (ii) encumbrances in the nature of zoning restrictions, easements, rights or restrictions of record on the use of real property if the same do not materially detract from the value of the property encumbered thereby or materially impair the use of the property in the Business as currently conducted or proposed to be conducted; (iii) statutory or common law liens to secure landlords, lessors or renters under leases or rental agreements confined to the premises rented; (iv) deposits or pledges made in connection with, or to secure payment of, worker’s compensation, unemployment insurance, old age pension programs mandated under applicable Legal Requirements or other social security; (v) statutory or common law liens in favor of carriers, warehousemen, mechanics and materialmen, statutory or common law liens to secure claims for labor, materials or supplies and other like liens, and (vi) restrictions on transfer of securities imposed by applicable state and federal securities laws.

“Material Adverse Effect” shall mean any event, occurrence, fact, condition or change that is, or is reasonably expected to become, individually or in the aggregate, materially adverse to (a) the business, results of operations, prospects, condition (financial or otherwise) or assets of any Carbonics Entities, or (b) the ability of any party to consummate the transactions contemplated hereby on a timely basis.

“MIF Debentures” shall mean all obligations owed to MIF directly or indirectly by Carbonics, whether or not evidenced by a note, debenture, or other written instrument, including, without limitation, the convertible debt issued on September 30, 2009 and October 31, 2009.

“Officers” shall mean all officers of the Carbonics Entities.

“Ordinary Course of Business” shall mean the ordinary course of business consistent with current custom and practice.

“Person” shall mean any individual, partnership, corporation, limited liability company, association, trust, joint venture, unincorporated organization or other entity other than any Governmental Authority.

“Securities Act” shall mean the Securities Act of 1933, as amended, or any successor law and regulations and rules issued pursuant to that Act or any successor law;

“Seller Disclosure Schedule” shall mean the disclosure schedule set forth in Schedule 3.

“Series C Purchaser” shall mean 4 Sea-Sons LLC a Delaware limited liability company.

“Share” shall mean any share of capital stock of the Carbonics Entities issued and outstanding immediately prior to the Closing.

“Viridis” shall mean Viridis Capital, LLC, a New Jersey limited liability company.

“YA Global Debentures” shall mean all secured convertible debentures, notes, or other indebtedness now owed by Carbonics to YA Global or hereinafter incurred, including, without limitation, the following: (a) debenture No. CCP-4 in the original principal amount of $3,050,369 and an issuance date of February 8, 2008, (b) debenture No. CCP-3 in the original principal amount of $1,475,000 and an issuance date of December 12, 2005; (c) debenture No. GSHF-3-1 in the original principal amount of $570,000 and an issuance date of June 26, 2007, and (d) debenture No. CICS-5 in the original principal amount of $4,000,000 and an issuance date of June 30, 2009.

2.           PURCHASE OF LLC INTERESTS.

2.1        Sale of the LLC Interests.  On and subject to the terms and conditions of this Agreement, at the Closing, Seller shall sell, assign, transfer and deliver the LLC Interests to the Buyer. The assignment of the LLC Interests shall be in the form set forth in Exhibit A (the “LLC Interest Assignment”). The purchase of the LLC Interests by Buyer is referred to herein as the “Acquisition”.

2.2        Purchase Price.  On and subject to the terms and conditions of this Agreement, Buyer shall deliver the purchase price of [$29,653,031] at the Closing.  The purchase price shall be paid by the issuance of a senior secured convertible debenture by Carbonics as “borrower” and Seller as “lender” (the “New Earthshell Debenture”) properly executed by Carbonics in the form set forth in Exhibit B, which shall be guaranteed by the Carbonics Entities (including Westport) and secured by all the assets of the Carbonics Entities, including the LLC Interests purchased hereunder and the assets of Westport.

2.3        Pre-Closing Matters.

(a)              Deliveries.  Carbonics shall deliver, or cause to be delivered, the following items prior to the “Closing:”

(i)
Evidence, satisfactory to New Earthshell, that all amounts owed (including all principal and accrued interest) under the unsecured convertible debentures held by RAKJ Holdings, Inc. have been paid in full.

(ii)
Letter agreement from Minority Interest Fund (II), LLC (“MIF”) confirming that they will convert the outstanding principal and accrued interest under the MIF Debentures into 500,000,000 shares of Carbonics common stock, in satisfaction in full of all the MIF Debentures.

(iii)
Opinion letter from Carbonics’ attorney concluding that (i) shareholder approval is not required in connection with the acquisition of the Westport LLC Interest by Buyer and the related transactions contemplated by this Agreement, and (i) that Carbonics is not, and since January 1, 2009 Carbonics has never been, an issuer described in paragraph (i)(1)(i) (a shell company) of Rule 144 of the Securities Act.

(iv)
Agreement reversing the purported Series D Preferred shares pursuant to those certain settlement agreements with two former shareholders of Sustainable Systems, Inc., in form and substance satisfactory to New Earthshell.

(v)
Letter agreement from MIF, in form and substance satisfactory to Seller, agreeing that it will (a) assume all payment obligations with respect to the default judgment entered against Carbonics in favor of Golden State Equity Investors (“GSEI”) in the amount of $62,500.00 (“GSEI Judgment”); (b) obtain GSEI’s written agreement (i) to the assumption of the GSEI Judgment obligations by MIF; (ii) that GSEI will look solely to MIF with the respect to enforcement of the GSEI Judgment and (iii) that GSEI will release Carbonics from any liability in connection with the GSEI Judgment; and (c) indemnify and hold harmless Carbonics and Westport from liability of any kind in connection with the GSEI Judgment.

(vi)
Carbonics shall provide an opinion letter from its attorney confirming that the assignment of certain debentures issued by GS AgriFuels Corporation to Carbonics was not effective and that such GS AgriFuels Debentures cannot be enforced against Carbonics.

(vii)
Certification in form and substance satisfactory to New Earthshell confirming that the Carbonics Entities are not subject to any consulting agreements and that all such prior agreements have expired and are of no further force and effect.

(viii)	Such other pre-closing deliveries as the parties may agree upon.

2.4         The Closing.  Upon the terms and subject to the conditions hereinbefore and hereinafter set forth, the consummation of this Agreement and the Acquisition contemplated herein (the "Closing") shall take place at such time and place on August 17, 2010, or, if all of the conditions to the Closing are not satisfied on that date, on the first date thereafter on which all of such conditions are satisfied. The date on which the Closing occurs is referred to in this Agreement as the “Closing Date.”  The Closing may take place by delivery and exchange of documents by facsimile or electronic mail with originals to follow by overnight courier.

2.5         Deliveries and Actions of Seller at Closing.  At or prior to Closing, Seller shall deliver (or cause to be delivered) to Buyer the following:

(a)           Assignment.  An executed counterpart of the LLC Interest Assignment;

(b)           Authorizing Resolutions.  Copies of resolutions duly adopted by Seller authorizing and approving its performance of the transactions contemplated hereby and the execution and delivery of this Agreement and the Transaction Documents, certified as true and in full force as of the Closing Date;

(c)           Company Documents.  The original minute books of Westport;

(d)           Resignations.  Signed written resignations of all managing members and officers of Westport who hold such positions immediately prior to the Closing.

(e)           Good Standing Certificate.  A certificate of existence or good standing for Westport from the Secretary of State of its state of organization dated no more than one (1) month prior to the Closing Date;

(f)           Execution of Agreements.  The Seller shall execute and deliver to the other parties, copies of each of the transaction documents that are to be signed by the Seller, including without limitation the LLC Interest Assignment, Security Agreement, and Pledge Agreement.

2.6         Actions of Buyer and Carbonics at Closing.  At Closing, Buyer and/or Carbonics shall deliver to Seller (unless another party is specified below for such deliveries in lieu of, or in addition to, Seller) the following:

(a)           Payment of Purchase Price.  Carbonics shall deliver a fully executed original of the New Earthshell Debenture, in a principal amount representing the amount due pursuant to Section 1.2(a);

(b)           Indemnification.  Carbonics and the Buyers shall deliver a fully executed counterpart of the GreenShift Indemnification

(c)           Authorizing Resolutions.  Copies of resolutions duly adopted by Buyer and Carbonics authorizing and approving its performance of the transactions contemplated hereby and the execution and delivery of this Agreement and the Transaction Documents, certified as true and in full force as of the Closing Date;

(d)           Resignations. Written resignations of (i) all of Carbonics’ officers, who hold those positions immediately prior to the Closing, which shall provide that such resignations shall become effective immediately following the Closing and (ii) all of Carbonics’ directors, who hold those positions immediately prior to the Closing, which shall provide that such resignations shall become effective ten (10) days following the mailing the 14 f-1 Information Statement;

(e)           Security Agreement.  An executed original security agreement (the “Security Agreement”) securing the New Earthshell Debenture in the form set forth in Exhibit C to this Agreement signed by Carbonics, the Buyer, Westport and the other Carbonics subsidiaries identified therein;

(g)           Guaranty Agreement. An executed original guaranty agreement (the “Guaranty Agreement”) guarantying certain obligations of Carbonics to Seller in the form set forth in Exhibit D to this Agreement signed by Westport, the Buyer, and the other parties identified therein;

(h)           Pledge Agreement. An executed original pledge agreement (“Pledge Agreement”) securing the New Earthshell Debenture in the form set forth in Exhibit E to this Agreement signed by Carbonics, Westport, the Buyer, and the other parties identified therein; and

(i)            Other.  Such other instruments and documents as Seller may reasonably request to effect the transactions contemplated hereby.

2.7         Taking of Necessary Action; Further Action.  The Buyer, Seller, Westport and Carbonics will take all reasonable and lawful action as may be necessary or appropriate in order to effectuate the Acquisition in accordance with this Agreement as promptly as possible.

3.           Warranties and Representations Relating to Buyer and Carbonics.

Buyer and Carbonics hereby jointly and severally represent and warrant to Seller and Westport as follows, subject to any exceptions to such warranties and representations as may be specified in the Buyer Disclosure Schedule:

3.1         Due Organization, Authorization and Good Standing of the Carbonics Entities. The Carbonics Entities are duly organized, validly existing and in good standing under the laws of their respective jurisdiction of organization.  The Carbonics Entities are qualified to do business and are in good standing as a foreign Person, as the case may be, in each jurisdiction in which the ownership of its properties and the nature and extent of the activities transacted by it makes such qualification necessary. The Carbonics Entities have full corporate power and corporate authority to carry on their respective businesses, to own and use the properties owned and used by them and to perform their obligations under this Agreement.

3.2         Capitalization.  All of the issued and outstanding shares of capital stock of the Carbonics Entities are duly authorized, validly issued, fully paid and non-assessable. Carbonics is the sole shareholder of Buyer and owns all of the outstanding capital stock of Buyer. The capitalization summaries set forth in §3.2 of the Buyer Disclosure Schedule reflect the outstanding capital stock, warrants, options and convertible debentures of each of the Carbonics Entities, and except as set forth therein, there are no warrants, rights, options, conversion privileges, stock purchase plans or other contractual obligations which obligate the Carbonics Entities to offer, issue, purchase or redeem any shares of their capital stock or other ownership interest or debt or other securities convertible into or exchangeable for capital stock or such other ownership interest (now, in the future or upon the occurrence of any contingency) or which provides for any equity appreciation or similar right.

3.3         Authority Relative to this Agreement.  The Carbonics Entities have the requisite power and authority to enter into, execute, deliver and perform this Agreement, and/or to consummate all transactions contemplated thereby. The execution and delivery of this Agreement by the relevant Carbonics Entities and the consummation by the applicable Carbonics Entities of the transactions contemplated hereby have been duly and validly authorized by all necessary corporate action, and no other corporate or partnership proceedings on the part of the Carbonics Entities are necessary to authorize this Agreement or to consummate the transactions so contemplated.  This Agreement is the valid and legally binding obligation of the applicable Carbonics Entities, enforceable against them in accordance with the terms, subject to bankruptcy, insolvency, moratorium, reorganization and similar laws of general applicability affecting the rights and remedies of creditors and to general principles of equity, regardless of whether enforcement is sought in proceedings in equity or at law.

3.4         No Violation or Approval.

(a)           Except as set forth on §3.4 of the Buyer Disclosure Schedule, the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby will not result in the breach or violation of, or a default under the Charter or Bylaws of any of the Carbonics Entities, or any statute applicable to the Carbonics Entities or any material agreement to which the Carbonics Entities are a party or by which any of its properties are bound, any fiduciary duty or any order, judgment, decree, rule or regulation of any court or any Government Authority or body having jurisdiction over the Carbonics Entities or its properties, except where such failure would not have a Material Adverse Effect.  Except as set forth in §3.4 of the Buyer’s Disclosure Schedule, no consent, approval, order or authorization of, or negotiation, declaration or filing with, any Governmental Authority or entity or other party is required of, and has not been obtained or made by any of the Carbonics Entities in connection with the execution and delivery of this Agreement or the consummation of any of the transaction contemplated hereby, except where such failure would not have a Material Adverse Effect.

(b)           There is no Action pending against, affecting or, to the knowledge of the Directors or Officers, threatened against any of the Carbonics Entities or any of their respective properties before any court or arbitrator or any governmental body, agent or official which in any manner challenges or seeks to prevent, enjoin, alter or materially delay any of the transactions contemplated by this Agreement or would materially adversely effect the Carbonics Entities’ ability to consummate the transactions contemplated hereby.

3.5         SEC Documents

(a)           All statements, reports, schedules, forms, exhibits and other documents required to have been filed by Carbonics with the U.S. Securities and Exchange Commission (the “SEC“) for the two years prior to the date hereof (the "SEC Documents") have been so filed and Carbonics is not delinquent in respect of any such required filings.  Carbonics Entities are engaged only in the business described in the SEC Documents and the SEC Documents contain a complete and accurate description in all material respects of the business of the Carbonics Entities, taken as a whole.

(b)           At the time of filing thereof, the SEC Documents complied as to form in all material respects with the requirements of the Exchange Act and did not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading.

(c)           Each registration statement and any amendment thereto filed by Carbonics pursuant to the Securities Act and the rules and regulations thereunder, as of the date such statement or amendment became effective, complied as to form in all material respects with the Securities Act and did not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading; and each prospectus filed pursuant to Rule 424(b) under the Securities Act, as of its issue date and as of the closing of any sale of securities pursuant thereto did not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading.

3.6         Financial Statements, Etc.  Carbonics‘ consolidated quarterly and annual audited financial statements are contained in the Form 10-Qs and Form 10-Ks filed to date by Carbonics with the U.S. Securities and Exchange Commission via EDGAR (the “Financial Statements”). The Financial Statements present fairly, in all material respects, the combined financial position of the Carbonics Entities and the combined results of their operations as of the dates and for the periods specified therein in conformity with Generally Accepted Accounting Principles.

3.7         Absence of Changes; Operations in Ordinary Course.

(a)           Except as set forth on §3.7(a) of the Buyer Disclosure Schedule, and except as otherwise required or permitted by the terms of this Agreement, since December 31, 2009, the Carbonics Entities have not incurred any liability of any nature whatsoever, whether absolute, accrued, contingent, determined, determinable or otherwise, nor has there occurred any condition, situation or set of circumstances which could reasonably result in such a liability, in each case other than (i) liabilities incurred in the Ordinary Course of Business, (ii) liabilities to the extent covered by insurance, and (iii) such liabilities as do not and will not have a Material Adverse Effect.

(b)           Since December 31, 2009, and except as set forth on §3.7(b) of the Buyer Disclosure Schedule, the Carbonics Entities have not (i) increased the compensation of any of its directors, officers, employees or affiliates other than in the Ordinary Course of Business, (ii) incurred any Debt,  (iii) entered into or performed any contract, agreement, deed, mortgage, lease, license, other instrument, commitment, undertaking, arrangement or understanding, or other transaction, not in the Ordinary Course of Business, other than as specifically contemplated by this Agreement, or (iv) made any loan or advance of funds or assets of any kind, or forgiven any loan or advance to any Person other than in the Ordinary Course of Business.

3.8         Taxes.

(a)           For the purposes of this Agreement, “Tax” or “Taxes” shall mean taxes, fees, levies, duties, tariffs, imposts, and governmental impositions or charges of any kind in the nature of (or similar to) taxes, payable to any federal, state, local or foreign taxing authority, including, without limitation, (i) income, franchise, profits, gross receipts, ad valorem, net worth, value added, sales, use, service, real or personal property, special assessments, capital stock, license, payroll, withholding, employment, social security, workers’ compensation, unemployment compensation, utility, severance, production, excise, stamp, occupation, premiums, windfall profits, transfer and gains taxes, and (ii) interest, penalties, additional taxes and additions to tax imposed with respect thereto; and “Tax Returns” shall mean returns, reports, and information statements with respect to Taxes required to be filed with the Internal Revenue Service (“IRS”) or any other federal, foreign, state or provincial taxing authority, domestic or foreign, including, without limitation, consolidated, combined and unitary tax returns.

(b)           Except as set forth on §3.8(b) of the Buyer Disclosure Schedule, the Carbonics Entities have duly filed, on a timely basis all Tax Returns which they are required to file, and all material liabilities for Tax (including interest and penalties) have been paid.  The Carbonics Entities have paid all required withholding taxes with respect to employees and independent contractors.  Except as set forth in §3.8(b) of the Buyer Disclosure Schedule, there are in effect no waivers or extensions of the applicable statutes of limitations for tax liabilities for any period.  Except as set forth in §3.8 of the Buyer Disclosure Schedule, no taxing authority has asserted either orally or in writing any adjustment that could result in an additional Tax for which the Carbonics Entities are or may be liable and there is no pending audit, examination, investigation, dispute, proceeding or claim for which the Carbonics Entities have received notice relating to any Tax for which any one of them is or may be liable.

(c)           Except as set forth in §3.8(c) of the Buyer Disclosure Schedule, there are no agreements in writing with any taxing authority by the Carbonics Entities.

(d)           Except as set forth in §3.8(d) of the Buyer Disclosure Schedule, the Carbonics Entities have not been nor is it included in any consolidated, affiliated, combined, unitary or other similar Tax Returns and there are no tax sharing agreements to which the Carbonics Entities have now or ever has been a party.

(e)           Except as set forth in §3.8(e) of the Buyer Disclosure Schedule, the Carbonics Entities are not a party to any agreement, contract, arrangement or plan that would result in the payment of any “excess parachute payments” within the meaning of Code Section 280G (or any comparable provision of state, local or foreign law).

3.9         Title to Assets. The Carbonics Entities have good and marketable title to all of the assets reflected in the Financial Statements as owned by them (other than assets disposed of since the date of the last Financial Statements in the Ordinary Course of Business or as contemplated by this Agreement) or acquired by them since the date of the last Financial Statements, free and clear of any and all Liens, except as set forth in §3.9 of the Buyer Disclosure Schedule.

3.10       Real Property. §3.10 of the Buyer Disclosure Schedule lists all real property leased or subleased by the Carbonics Entities.  Each real property owned, lease or sublease listed in §3.10 of the Buyer Disclosure Schedule is legal, valid, binding and enforceable and is in full force and effect except where the illegality, invalidity, nonbinding nature, unenforceability or ineffectiveness would not have a Material Adverse Effect, and no event or condition exists which constitutes or, with the giving of notice or the passage of time or both, would constitute a material default by the Carbonics Entities as lessee under any such lease or sublease.

3.11       Operations in Conformity with Law, Etc.  Except as set forth in §3.11 of the Buyer Disclosure Schedule, the Carbonics Entities have not been nor are in violation of, or in default under, any Legal Requirement, except for such violations and defaults as do not and will not have a Material Adverse Effect.

3.12       Employee Matters; Benefit Plans.  Except as provided §3.12 of the Buyer Disclosure Schedule:

(a)           The Carbonics Enties do not maintain any plan, program or arrangement that is an “employee benefit plan” within the meaning of Section 3(3) of the Employee Retirement Income Security Act (“ERISA”) or that otherwise provides for fringe benefits to any employee or former employee of the Carbonics Entities or any of their dependents, including without limitation benefits in the nature of medical, life or disability insurance, retirement plans, stock purchase, stock option, equity incentive compensation or equity bonus plans (together, the “Company Plans”);

(b)           The Company Plans are in compliance with applicable Legal Requirements;

(c)           The Company Plan does not provide for medical insurance benefits following termination of employment except as required by applicable Legal Requirements; and

(d)           There are no pending or, to the knowledge of the Officers or Directors, threatened claims with respect to any Company Plan, except for claims for benefits in the normal course, and no Company Plan is the subject of an audit or examination by a Governmental Authority.

3.13       Labor Relations.  Except as set forth in §3.13 of the Buyer Disclosure Schedule hereto, there presently is no existing dispute or controversy between the Carbonics Entities and any of its employees which has had, or is reasonably likely to have, a Material Adverse Effect.  The Carbonics Entities are in compliance in all material respects with all written employment agreements.  Except as set forth in §3.13 of the Buyer Disclosure Schedule, none of the Carbonics Entities’ employees are represented by a labor union.

3.14       Licenses, Etc. All material governmental or regulatory licenses and permits used by the Carbonics Entities are in full force and effect and no violations have been recorded in respect thereof.  No proceeding or investigation is pending or, to the knowledge of the Officers or Directors, threatened which could have the effect, directly or indirectly, of revoking or limiting in any way any such license or permit, except for such failures to be in full force and effect, such violations, and such proceedings or investigations as in the aggregate do not and will not have a Material Adverse Effect.

3.15       Trademarks, Marks, Etc. Listed in §3.15 of the Buyer Disclosure Schedule are all material trademarks, service marks and copyrights owned or used by the Carbonics Entities.   Except as set forth in §3.15 of the Buyer Disclosure Schedule, to the knowledge of the Officers or Directors, no other Person uses or has used, the tradenames, trademarks, service marks or other  marks, names, copyrights or proprietary rights owned or used by the Carbonics Entities.  The Carbonics Entities’ right to each such trademark, service mark or other mark, names, copyrights and proprietary rights is held by it free and clear of all Liens, and no claims have been asserted or, to the knowledge of the Officers or Directors, are threatened by any Person to prevent or in any way limit the use or exercise by the Carbonics Entities of any of such assets or to challenge the validity or effectiveness of the ownership thereof by the Carbonics Entities.

3.16       Environmental Matters.  The Carbonics Entities are, as of the date hereof, in compliance with all Environmental Laws.  There is, as of the date hereof, no Action pending or, to the knowledge of the Officers or Directors, threatened against the Carbonics Entities in respect of (i) noncompliance by the Carbonics Entities with any Environmental Laws or (ii) the release or threatened release into the environment of any Hazardous Substance by the Carbonics Entities or (iii) the handling, storage, use, transportation or disposal of any Hazardous Substance by the Carbonics Entities.

3.17       Contractual Obligations. §3.17 of the Buyer Disclosure Schedule contains a true and complete list of all contracts, agreements, deeds, mortgages, leases, licenses, instruments, commitments, undertakings, arrangements or understandings, written or oral, and to which or by which the Carbonics Entities are a party or otherwise bound, which are of the types described below (collectively “Contractual Obligations”):

(a)           All employment agreements, consulting agreements and all outstanding offers of employment.

(b)           All Contractual Obligations to sell, lease (as lessor) or otherwise dispose of any personal property or asset of the Carbonics Entities except in the Ordinary Course of Business;

(c)           All Contractual Obligations pursuant to which the Carbonics Entities possess, use or lease (as lessee) any personal property or assets pursuant to which the Carbonics Entities pay, accrue expenses of, or incur charges of at least $5,000 per annum;

(d)           To the knowledge of Officers and Directors, all Contractual Obligations pursuant to which the Carbonics Entities provide services to a third party.

The Carbonics Entities, to the knowledge of the Officers and Directors, are not in default under or in breach or violation of, nor has an event occurred in which (with or without notice, lapse of time or both) would constitute a default by the Carbonics Entities or, to the knowledge of the Officers and Directors, or any party under any Contractual Obligation, other than defaults, breaches or violations of such Contractual Obligations as will not have a Material Adverse Effect.

3.18       Accounts Payable & Receivable. §3.18 of the Buyer Disclosure Schedule sets forth all accounts payable and receivable with respect to each Carbonics Entity as of the date of this Agreement. Except as set forth in §3.18 of the Buyer Disclosure Schedule, no accounts receivable have been assigned or pledged to any other Person, and no setoff to any such account has been asserted by the account obligor in excess of reserves provided therefore.

3.19       Bank Accounts. §3.19 of the Buyer Disclosure Schedule lists all bank, money market, savings and similar accounts and safe deposit boxes of the Carbonics Entities, specifying the account numbers and the authorized signatories or persons having access to them.

3.20       Insurance. §3.20 of the Buyer Disclosure Schedule accurately sets forth a list of all current policies of insurance held by the Carbonics Enties.  All such policies of insurance are in full force and effect, and no notice of cancellation has been received with respect thereto, and all premiums owed to date have been paid in full.

3.21       Brokers, Finders, Etc. No broker, finder or investment banker or other party is entitled to any brokerage, finder’s or similar fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of any of the Carbonics Entities.

3.22       Affiliated Transactions. Except as set forth in §3.22 of the Buyer Disclosure Schedule, none of the Directors or Officers, or to the knowledge of the Directors or Officers, any members of their immediate families owns, directly or indirectly (whether as undisclosed principal or otherwise), individually or collectively, any interest in any corporation (other than holdings in any such corporation, the stock of which is publicly traded, which do not constitute more than five percent (5%) of the voting stock of such corporation), partnership, firm or other entity which has any agreement, arrangement or other contractual relationship with the Carbonics Entities.

3.23       Charter, Bylaws, Minutes and Permits.  The Carbonics Entities have heretofore delivered or caused to be delivered (or will hereinafter deliver or cause to be delivered prior to the Closing Date) to Seller or its counsel accurate and complete copies of the Charter, Bylaws, directors’ and stockholders’ minutes and written consents and stock and/or LLC membership books for the Carbonics Entities.  Nothing contained in any of the foregoing prevents or adversely affects the consummation of the transactions contemplated by this Agreement.

3.24       Litigation. There is no Action pending against, affecting or, to the knowledge of the Directors or Officers, threatened against the Carbonics Entities or any of its respective properties before any court or arbitrator or any governmental body, agent or official which seeks damages, affects any of the property or Assets of the Carbonics Entities or in any manner challenges or seeks to prevent, enjoin, alter or materially delay any of the transactions contemplated by this Agreement or would materially adversely affect the Carbonics Enties’ ability to consummate the transactions contemplated hereby.

3.25       Joint Ventures. The Carbonics Entities are not partners, co-tenants, joint venturers or otherwise a participant in any partnership, joint venture, co-tenancy or other jointly owned business undertaking.

3.26       Restrictive Covenants. The Carbonics Entities are not a party to or bound or affected by any commitment, agreement or document which limits the freedom of the Carbonics Entities to compete in any line of business, transfer or move any of the Assets or operations or which does or could materially and adversely affect the business practices, operations or condition of their respective businesses or the continued operation of their respective businesses after the Closing.

3.27       Worker’s Compensation. There are no notices of assessment or any other communications which the Carbonics Entities have received from any workplace safety and insurance board or similar authorities and there are no assessments which have not been paid or accrued on the date hereof, and there are no facts or circumstances which may result in a material increase in liability to any of the Carbonics Entities from any applicable workers' compensation legislation or applicable employee health and safety, training or similar legislation, regulations or rules after the Closing Date.

3.28       Acknowledgment Regarding Buyer’s Purchase of the Convertible Debentures.  The Carbonics Entities acknowledges and agrees that the Seller is acting solely in the capacity of an arm’s length party with respect to this Agreement and the transactions contemplated hereby.  The Carbonics Entities further acknowledges that the Seller is not acting as a financial advisor or fiduciary of the Carbonics Entities (or in any similar capacity) with respect to this Agreement and the transactions contemplated hereby and any advice given by the Seller or any of their respective representatives or agents in connection with this Agreement and the transactions contemplated hereby is merely incidental to the Seller’s sale of the LLC Interests.  The Carbonics Entities further represents to the Seller that the Carbonics Entities’ decision to enter into this Agreement has been based solely on the independent evaluation by the Carbonics Entities and its representatives.

4.           Warranties and Representations Relating to Carbonics. Carbonics represents and warrants to Seller as follows:

4.1         Title to Shares of Buyer.  Carbonics is the record and beneficial owner of all of the outstanding capital stock of Buyer. Carbonics has sole voting power and sole power to issue instructions with respect to voting, sole power of disposition, sole power of exercise or conversion and the sole powers to demand appraisal rights, in each case with respect to all of the Shares of Buyer.

4.2         No Liens.  The Shares of Buyer are now, and at all times during the term hereof, will be held by Carbonics, free and clear of all Liens, proxies, voting trusts or agreements, understandings or arrangements or any other encumbrances whatsoever, except for liens to YA Global or to the Seller.

4.3         Authorization; Conflict; Valid and Binding Obligation. When issued in accordance herewith, the New Earthshell Debenture will be duly and validly authorized by all requisite corporate action of Carbonics.  Carbonics has full right, power and capacity to execute, deliver and perform its obligations under the New Earthshell Debenture. No governmental license, permit or authorization and no registration or filings with any court, governmental authority or regulatory agency is required in connection with the Carbonics’ execution, delivery and/or performance of the New Earthshell Debenture, other than any filings required by applicable federal and state securities laws. The execution, delivery and performance of the New Earthshell Debenture, the consummation of the transactions herein contemplated and the compliance with the terms of the New Earthshell Debenture by Carbonics will not violate or conflict with any provision of the Articles of Incorporation, as amended or By-laws of the Company, or any agreement, instrument, law or regulation to which Carbonics is a party or by which Carbonics may be bound. The New Earthshell Debenture, upon execution and delivery by Carbonics, will represent the valid and binding obligation of Carbonics enforceable in accordance with its terms.

4.4         Capitalization.  The authorized capital stock of the Carbonics consists of 10,000,000,000 shares of Common Stock and 1,000,000 shares of Secires C Preferred Stock, par value $0.001 (“Preferred Stock”) of which 2,879,307,216 shares of Common Stock and 921,890 shares of Preferred Stock are issued and outstanding.  All of the outstanding shares of capital stock of Carbonics are validly issued, fully paid and nonassessable, have been issued in compliance with all federal and state securities laws, and none of such outstanding shares was issued in violation of any preemptive rights or similar rights to subscribe for or purchase securities.  Except as disclosed in Schedule 4.4: (i) none of Carbonics' capital stock is subject to preemptive rights or any other similar rights or any liens or encumbrances suffered or permitted by the Carbonics; (ii) there are no outstanding options, warrants, scrip, rights to subscribe to, calls or commitments of any character whatsoever relating to, or securities or rights convertible into, or exercisable or exchangeable for, any capital stock of Carbonics or any of its subsidiaries, or contracts, commitments, understandings or arrangements by which Carbonics or any of its subsidiaries is or may become bound to issue additional capital stock of Carbonics or any of its subsidiaries or options, warrants, scrip, rights to subscribe to, calls or commitments of any character whatsoever relating to, or securities or rights convertible into, or exercisable or exchangeable for, any capital stock of Carbonics or any of its subsidiaries; (iii) there are no outstanding debt securities, notes, credit agreements, credit facilities or other agreements, documents or instruments evidencing indebtedness of Carbonics or any of its subsidiaries or by which Carbonics or any of its subsidiaries is or may become bound; (iv) there are no financing statements securing obligations in any material amounts, either singly or in the aggregate, filed in connection with Carbonics or any of its subsidiaries; (v) there are no outstanding securities or instruments of Carbonics or any of its subsidiaries which contain any redemption or similar provisions, and there are no contracts, commitments, understandings or arrangements by which Carbonics or any of its subsidiaries is or may become bound to redeem a security of Carbonics or any of its subsidiaries; (vi) there are no securities or instruments containing anti-dilution or similar provisions that will be triggered by the issuance of the New Earthshell Debenture; (vii) Carbonics does not have any stock appreciation rights or "phantom stock" plans or agreements or any similar plan or agreement; and (viii) Carbonics and its subsidiaries have no liabilities or obligations required to be disclosed in the SEC Documents but not so disclosed in the SEC Documents, other than those incurred in the ordinary course of Carbonics' or its subsidiaries' respective businesses and which, individually or in the aggregate, do not or would not have a Material Adverse Effect.  Carbonics has furnished to the Seller true, correct and complete copies of the Carbonics' Charter, as amended and as in effect on the date hereof, and the Carbonics's Bylaws, as amended and as in effect on the date hereof, and the terms of all securities convertible into, or exercisable or exchangeable for, shares of Common Stock and the material rights of the holders thereof in respect thereto.  No further approval or authorization of any stockholder, the Board of Directors of the Carbonics or others is required for the issuance and sale of the New Earthshell Debenture.  There are no stockholders agreements, voting agreements or other similar agreements with respect to Carbonics’ capital stock to which Carbonics is a party or, to the knowledge of the Carbonics, between or among any of the Carbonics’ stockholders.

4.5         No General Solicitation.  Neither Carbonics, nor any of its affiliates, nor any person acting on its or their behalf, has engaged in any form of general solicitation or general advertising (within the meaning of Regulation D under the Securities Act) in connection with the offer or sale of the New Earthshell Debenture.

4.6         No Integrated Offering.  Neither Carbonics, nor any of its affiliates, nor any person acting on its or their behalf has, directly or indirectly, made any offers or sales of any security or solicited any offers to buy any security, under circumstances that would require registration of the New Earthshell Debenture under the Securities Act or cause this offering of the New Earthshell Debenture to be integrated with prior offerings by Carbonics for purposes of the Securities Act.

4.7         Private Placement. Assuming the accuracy of the Seller’s representations and warranties set forth in Section 5, no registration under the Securities Act is required for the offer and sale of the New Earthshell Debenture by Carbonics to the Seller as contemplated hereby.

4.8         Reporting Status.  With a view to making available to the Seller the benefits of Rule 144 or any similar rule or regulation of the SEC that may at any time permit the Seller to sell securities of Carbonics to the public without registration, and as a material inducement to the Seler’s acceptance of the New Earthshell Debenture, Carbonics represents and warrants to the following: (i) the Company is, and has been for a period of at least 90 days immediately preceding the date hereof, subject to the reporting requirements of section 13 or 15(d) of the Exchange Act (ii) the Company has filed all required reports under section 13 or 15(d) of the Exchange, as applicable, during the 12 months preceding the date hereof (or for such shorter period that the Company was required to file such reports), (iii) the Company is not an issuer defined as a “Shell Company” as defined in paragraph (i)(1)(i) of Rule 144, and (iv) the Company ceased to be an issuer defined as a “Shell Company” on or about December 22, 2004.

5.           Warranties and Representations Relating to the Seller and Westport.  Seller and Westport, jointly and severally, hereby represent and warrant to the Buyer and Carbonics as follows:

5.1         Due Organization, Authorization and Good Standing of Seller.  The Seller is duly organized, validly existing and is in good standing under the laws of the Delaware.

5.2.        Authority Relative to this Agreement.  Seller and Westport have the requisite corporate power and corporate authority to execute, deliver and perform this Agreement, and consummate all transactions contemplated hereby.  The execution and delivery of this Agreement by Seller and Westport and the consummation by the Seller and Westport of the transactions contemplated hereby have been duly and validly authorized by all necessary corporate action, and no other corporate proceedings on the part of Seller or Westport are necessary to authorize this Agreement or to consummate the transaction so contemplated.  This Agreement is the valid and legally binding obligation of Seller and Westport, enforceable against them in accordance with its terms, subject to bankruptcy, insolvency, moratorium, reorganization and similar laws of general applicability affecting the rights and remedies of creditors and to general principles of equity, regardless of whether enforcement is sought in proceedings in equity or at law.

5.3         No Violation or Approval. Except as set forth in §5.3 of Seller’s Disclosure Schedule, the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby will not result in the breach or violation of, or a default under the Charter or Bylaws of Seller or Westport, or any statute applicable to Seller or Westport or any material agreement to which Seller or Westport is a party or by which any of its properties are bound, any fiduciary duty or any order, judgment, decree, rule or regulation of any court or any Government Authority or body having jurisdiction over Seller or Westport or its properties, except where such failure would result in any change in or effect on the business of Seller and Westport, which has a material adverse effect on the ability of Seller or Westport to consummate the transactions contemplated by this Agreement.   Except as set forth in §5.3 of Seller’s Disclosure Schedule, no consent, approval, order or authorization of, or negotiation, declaration or filing with, any Governmental Authority or entity or other party is required of, and has not been obtained or made by Seller in connection with the execution and delivery of this Agreement or the consummation of any of the transactions contemplated hereby.

5.4         Litigation. There is no Action pending against, affecting or, to the knowledge of Seller or Westport, threatened against either of them or any of their respective properties before any court or arbitrator or any governmental body, agent or official which in any manner challenges or seeks to prevent, enjoin, alter or materially delay any of the transactions contemplated by this Agreement or would materially adversely affect Seller’s ability to consummate the transactions contemplated hereby.

5.5         Brokers, Finders, Etc.  Except as set forth in §5.5 of Seller’s Disclosure Schedule, the obligation of which to pay is an obligation of Seller or Westport, no broker, finder or investment banker or other party is entitled to any brokerage, finder’s or similar fee or commission in connection with the transactions contemplated by this Agreement based on arrangements made by or on behalf of Seller or Westport.

5.5         Additional Representations of the Seller. In connection with the acquisition of the New Earthshell Debenture, the Seller represents and warrants as follows:

(a)  Investment Purpose.  The Seller is acquiring the New Earthshell Debenture for its own account for investment only and not with a view towards, or for resale in connection with, the public sale or distribution thereof, except pursuant to sales registered or exempted under the Securities Act; provided, however, that by making the representations herein, the Seller reserves the right to dispose of the New Earthshell Debenture at any time in accordance with or pursuant to an effective registration statement covering such New Earthshell Debenture or the shares of common stock underlying it, or an available exemption under the Securities Act.  The Seller does not presently have any agreement or understanding, directly or indirectly, with any person to distribute the New Earthshell Debenture or the shares of common stock underlying it.

(b)  Reliance on Exemptions.  The Seller understands that the New Earthshell Debenture is being offered and sold to it in reliance on specific exemptions from the registration requirements of United States federal and state securities laws and that Carbonics is relying in part upon the truth and accuracy of, and the Sellers compliance with, the representations, warranties, agreements, acknowledgments and understandings of the Seller set forth herein in order to determine the availability of such exemptions and the eligibility of the Seller to acquire the New Earthshell Debenture.

(c)  Information.  The Seller and its advisors (and his or, its counsel), if any, have been furnished with all materials relating to the business, finances and operations of Carbonics and information he deemed material to making an informed investment decision regarding its acquisition of the New Earthshell Debenture.  The Seller and its advisors, if any, have been afforded the opportunity to ask questions of Carboncis and its management.  Neither such inquiries nor any other due diligence investigations conducted by the Seller or its advisors, if any, or its representatives shall modify, amend or affect the Seller’s right to rely on the representations and warranties contained herein.  The Seller understands that its investment in the New Earthshell Debenture involves a high degree of risk.

(d)  Transfer or Resale.  The Seller understands that: (i) the New Earthshell Debenture and the shares of common stock underlying it have not been and are not being registered under the Securities Act or any state securities laws, and may not be offered for sale, sold, assigned or transferred unless (A) subsequently registered thereunder, (B) the Seller shall have delivered to Carbonics an opinion of counsel, in a generally acceptable form, to the effect that such securities to be sold, assigned or transferred may be sold, assigned or transferred pursuant to an exemption from such registration requirements, or (C) The Seller provides Carbonics with reasonable assurances (in the form of seller and broker representation letters) that such securities can be sold, assigned or transferred pursuant to Rule 144 or Rule 144A promulgated under the Securities Act, as amended (or a successor rule thereto) (collectively, “Rule 144”), in each case following the applicable holding period set forth therein; (ii) any sale of the securities made in reliance on Rule 144 may be made only in accordance with the terms of Rule 144 and further, if Rule 144 is not applicable, any resale of the securities under circumstances in which the seller (or the person through whom the sale is made) may be deemed to be an underwriter (as that term is defined in the Securities Act) may require compliance with some other exemption under the Securities Act or the rules and regulations of the SEC thereunder; and (iii) neither Carbonics nor any other person is under any obligation to register the securities under the Securities Act or any state securities laws or to comply with the terms and conditions of any exemption thereunder.

(e)  Legends.  The Seller agrees to the imprinting, so long as is required by this Section, of a restrictive legend in substantially the following form:

THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR APPLICABLE STATE SECURITIES LAWS.  THE SECURITIES HAVE BEEN ACQUIRED SOLELY FOR INVESTMENT PURPOSES AND NOT WITH A VIEW TOWARD RESALE AND MAY NOT BE OFFERED FOR SALE, SOLD, TRANSFERRED OR ASSIGNED IN THE ABSENCE OF AN EFFECTIVE REGISTRATION STATEMENT FOR THE SECURITIES UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR APPLICABLE STATE SECURITIES LAWS, OR AN OPINION OF COUNSEL, IN A GENERALLY ACCEPTABLE FORM, THAT REGISTRATION IS NOT REQUIRED UNDER SAID ACT OR APPLICABLE STATE SECURITIES LAWS.

Certificates evidencing the shares underlying the New Earthshell Debenture shall not contain any legend (including the legend set forth above), (i) while a registration statement covering the resale of such security is effective under the Securities Act, (ii) following any sale of such shares pursuant to Rule 144, (iii) if such shares are eligible for sale under Rule 144, or (iv) if such legend is not required under applicable requirements of the Securities Act (including judicial interpretations and pronouncements issued by the staff of the SEC).

6.           Covenants.

6.1         Conduct of Business by the Carbonics Entities Pending the Closing.  From the date hereof and on and prior to the Closing, except as otherwise disclosed, permitted or required by this Agreement, the Carbonics Entities will conduct business only in the Ordinary Course of Business and substantially as presently operated and use reasonable efforts to maintain the value of the Business as a going concern.  From the date hereof and prior to the Closing, the Carbonics Entities will not, without the prior written consent of the Seller, which consent shall not be unreasonably delayed, conditioned, or withheld:

(i)
enter into any transactions otherwise than on an arms’ length basis with any Affiliate of the Carbonics Entities (other than as contemplated by this Agreement and the transactions in the Ordinary Course of Business of the Carbonics Entities);

(ii)
pay any compensation other than in the Ordinary Course of Business or increase any compensation of any officer or employee other than such increases in compensation for employees as may be made in the Ordinary Course of Business;

(iii)	enter into any new contracts or agreements to incur any Debt (including without limitation, any capital lease) except in the Ordinary Course of Business;

(iv)	amend the Charter, or Bylaws of the Carbonics Entities;

(v)	sell, lease or otherwise dispose of any material assets (except for sales and other dispositions in the Ordinary Course of Business and as may otherwise be permitted by the terms of this Agreement);

(vi)
propose or adopt any changes to the accounting principles used by the Carbonics Entities material to its financial condition or business except as permitted by Generally Accepted  Accounting Principles;

(vii)	make any capital expenditures in any month with respect to the Business or enter into any contract or commitment therefor other than in the Ordinary Course of Business;

(viii)	pay any dividends; or

(ix)	commit to do any of the foregoing.

6.2         Restrictions on Transfer, Proxies and Noninterference.  Each of the Carbonics Entities shall not, directly or indirectly, except pursuant to the terms of this Agreement (i) offer for sale, sell, transfer, tender, pledge, encumber, assign or otherwise dispose of, or enter into any contract, option or other arrangement or understanding with respect to or consent to the offer for sale, transfer, tender, pledge, encumbrance, assignment or other disposition of, any or all Carbonics Entities’ Shares; (ii) grant any proxies or powers of attorney, deposit any such Carbonics Entities‘ Shares into a voting trust or enter into a voting agreement with respect to any such Carbonics Entities’ Shares; or (iii) take any action that would make any representation or warranty contained in Section 4 (Warranties and Representations Relating to Buyer and Carbonics) untrue or incorrect or have the effect of preventing or disabling any Carbonics Entity from performing its obligations under this Agreement.

6.3         Series C Preferred Shares.

Carbonics shall cause Viridis to assign and transfer to the Series C Purchaser at the Closing all Series C Preferred Shares owned by Viridis and shall also cause Viridis to enter into a Stock Purchase Agreement with the Series C Purchaser, substantially in the form set forth in Exhibit G, in connection with such assignment and transfer of the Series C Preferred shares.

6.4         14f-1 Information Statement.  Within 5 days of the execution of this Agreement, Carbonics shall file with the SEC and mail to its stockholders a Schedule 14F-1 Information Statement pursuant to Section 14(f) of the Exchange Act (the “Schedule 14F”) setting forth, among other information required to be disclosed therein, the members of the Board of Directors of Carbonics to take office post-Closing.

6.5         Resignation of Carbonics Directors and Executives

(a)
The members of the Board of Directors of Carbonics, immediately prior to the Closing, shall deliver letters of resignation to Carbonics effective on the latest to occur of (i) ten days after the mailing of the Schedule 14F to Carbonics‘ stockholders or (ii) ten days after filing the Schedule 14F with the SEC.

(b)
The members of the Board of Directors or members of Carbonics’ subsidiaries, immediately prior to the Closing, shall deliver letters of resignation to each applicable subsidiary, such resignations to be effective immediately following the appointment of the Westport designee to Carbonics’ Board of Directors.

(c)
The officers of Carbonics Entities, immediately prior to the Closing, shall deliver letters of resignation to Carbonics and each applicable subsidiary, such resignations to be effective immediately following the Closing.

6.6        Appointment of Director. Carbonics’ Board of Directors shall, prior to their resignation pursuant to Section 6.5(a) above and prior to the Closing, take all actions necessary to properly appoint Stephen Schoepfer to the Board of Directors of Carbonics.

6.7         Post-Closing Capital Structure. Carbonics shall take all actions necessary to insure that, as of the Closing Date, Carbonics’ capital structure is as set forth in the “Capitalization Summary” set forth in Schedule 6.7.

6.8         Maintenance of OTCBB Status. Carbonics shall take all actions necessary to insure that its common stock continues to be qualified for quotation on the OTCBB through the Closing Date.

6.9         Cross Guarantees. The respective parties shall cause the Cross Guarantees to be terminated, effective as of the Closing Date.

6.9         Oil and Gas Properties.  The parties shall cooperate and use their best efforts to, as soon as practicable after the date hereof, (i) grant to Seller collateral assignments (in a form prepared by Seller and in the form and substance reasonably satisfactory to the Carbonics Entities) of the Oil and Gas Properties of Westport and (ii) grant to Seller and record in the applicable real property records leasehold deeds of trust (in a form prepared by Seller and in form and substance reasonably satisfactory to the Carbonics Entities) encumbering the Oil and Gas Properties securing the New Earthshell Debenture.  The deeds of trust and collateral assignments referenced above are sometimes referred to herein collectively as the “Real Estate Security Instruments.”

As used herein, “Oil and Gas Properties” means all of Westport’s rights, title, interest and estates now owned in and to all leases, oil, gas, coal seam gas, casinghead gas, condensate, distillate, liquid hydrocarbons, gaseous hydrocarbons or mineral fee or lease interests, farm-ins, overriding royalty and royalty interests, including any reserved or residual interest of whatever nature now owned or hereafter acquired.

6.10       Carbonics Entities Post Closing Oil and Gas Obligations and Undertakings.  After the Closing, the Carbonics Entities (for the avoidance of doubt, including Westport) shall take all steps necessary to maintain and protect the value of the Oil and Gas Properties.  In connection with the foregoing, the Carbonics Entities:

(a)           shall maintain all existing permits issued by the State of Oregon, or any municipality, district or division, in accordance with all applicable rules, regulations, and stipulations with respect to such permits and specifically shall maintain at all time the existing water disposal permit for the coal-bed methane natural gas project in Coos Bay including the final approval of the National Pollutant Discharge Elimination System Waste Discharge Permit by Oregon State’s Department of Environmental Quality;

(b)           with respect to all leases relating to the Oil and Gas Properties, shall make all payments due in a timely manner, renew, prior to expiration, all leases that may be renewed pursuant to their terms, and use best efforts as determined by New Earthshell in its reasonable discretion to renew all other leases prior to their expiration;

(c)           with respect to all leases relating to the Oil and Gas Properties, shall not cause any lease to be released, transfer any lease to any other party, or otherwise cause Westport to lose its interests under any lease;

(d)            shall not grant or convey any rights in the Oil and Gas Properties to any third party including, without limitation, grant any overriding royalty interests, liens, or security interests;

(e)           shall develop and prepare a detailed plan of development for the Oil and Gas Properties by December 15, 2010, which plan shall be to the reasonable satisfaction of New Earthshell, and use best efforts as determined by New Earthshell in its reasonable discretion to begin the implementation of such plan by June 15, 2011; and

(f)           maintain all liability insurance and property insurance as required by the State of Oregon or any municipality, district or division in connection with the permits and leases relating to the Oil and Gas Properties.

The covenants and undertakings set forth in this Section 6.10 shall collectively be referred to as the “Maintenance Obligations.”

6.11       Allocation of Purchase  Price.  Within one hundred  twenty (120) days after the Closing (unless  required sooner to meet the reasonable IRS filing  requirements  of one of the  parties)  the  parties  agree  to  complete duplicate IRS Form 8594 ("Asset  Acquisition  Statement") as required by the Internal  Revenue Code. The parties further agree to make no change or alteration of the Form 8594 and to file no Supplement Statement Form 8594 without at least fifteen (15) days prior written notice to the other party of the nature and extent of the changes, which notice shall include the revised or Supplemental Statement Form 8594.

6.12       Lockup Agreement. The Seller agrees that for a period of ninety (90) days from the date of the Closing (the “Lockup Period”) it shall not, and it shall cause its affiliates (including YA Global) not to, sell any shares of Common Stock of Carbonics without the consent of Carbonics.

7.           Additional Agreements.

7.1         Access to Information; Confidentiality.  Upon reasonable notice, the Carbonics Entities shall afford to the officers, employees, accountants, counsel and other representatives of the Seller, and Westport, reasonable access, during the period prior to the Closing Date, to all its properties, books, contracts, commitments and records and, during such period, the Carbonics Entities shall furnish promptly to Seller or Westport, as the case may be, all information concerning its business, properties and personnel as such parties may reasonably request, and the Carbonics Entities shall make available to Seller or Wesport and their representatives the appropriate individuals, including attorneys, accountants and other professionals for discussion of its business, properties and personnel as such parties may reasonably request.

7.3         Consents; Approvals.  Prior to the Closing Date, the Carbonics Entities shall use reasonable efforts to secure required written consent or waivers under or with respect to the contracts listed in §7.3 of the Buyer’s Disclosure Schedule.

7.4         Continued Disclosure.  From time to time, on and prior to the Closing Date, Buyer, Carbonics, Westport and Seller shall each promptly notify the other parties upon becoming aware of any fact, occurrence or event that would cause any of their respective representations and warranties contained in Section 4 (Representations and Warranties Relating to Buyer and Carbonics), Section 5 (Representations and Warranties Relating to Carbonics) or Section 5 (Representations and Warranties of Seller and Westport) to be inaccurate or incomplete in any material respect.

7.5         Supplemental Schedules. Buyer, Carbonics, Westport and Seller may (but will not be required to) from time to time prior to the Closing Date, by notice in accordance with the Agreement, supplement or amend their respective disclosure schedules hereto, including without limitation one or more supplements or amendments to correct any matter which would otherwise constitute a breach of any representation, warranty or covenant herein contained; provided, however, that subject to the last sentence of this Section 7.5 (Supplemental Schedules), no supplement or amendment will affect the rights or obligations of the parties to this Agreement.  If a supplement or amendment of any disclosure schedule materially and adversely affects the benefits to be obtained by Seller under this Agreement then Seller shall have the right to terminate this Agreement with such termination being Seller’s and Westport’s sole remedy relating to matters set forth in amendments and supplements to any disclosure schedule.  Notwithstanding any other provision hereof, such supplement or amendment of any disclosure schedule will be effective, so long as this Agreement has not been terminated Seller as permitted by this Section 7.5 (Supplemental Schedules), to cure and correct for all purposes any breach of any representation, warranty or covenant relating to such schedule not having read at all times as so supplemented and amended.

7.6         Further Actions.  Upon the terms and subject to the conditions hereof, the parties hereto shall use all reasonable efforts to take, or cause to be taken, all actions and to do, or cause to be done, all other things necessary, proper or advisable to consummate and make effective as promptly as practicable the transactions contemplated by this Agreement, and to satisfy or cause to be satisfied all conditions precedent to its obligations under this Agreement.

7.7         Public Announcements.  Carbonics and Seller shall consult with each other before issuing any press release with respect to the Acquisition or this Agreement and shall not issue any such press release or make any public statement without the prior consent of the other party. Notwithstanding the foregoing either party may issue such press release or make such public statement without the consent of the other party, provided that such press release or public statement may upon the advice of outside counsel be required by law, after giving notice thereof to each other party to this Agreement in accordance with Section 11 (General Provisions).  Carbonics shall file audited financial statement on Form 8-K within the time frame provided under the Securities and Exchange Act of 1934 and the rules and regulations promulgated thereunder.

8.           Conditions to the Acquisition.

8.1         Conditions to Obligation of Each Party. The respective obligations of each party to effect the Acquisition shall be subject to the satisfaction at or prior to the Closing of the following conditions:

(a)           Stockholder Approval.  This Agreement and the Acquisition shall have been approved and adopted by the requisite vote of the stockholders of the Seller and the Buyer, or stockholder approval shall not be required in the opinion of counsel to the party making such claim.

(b)           No Injunctions or Restrains; Illegality. No statute, rule, regulation, executive order, decree, ruling, temporary restraining order; preliminary or permanent injunction or other order shall have been enacted, entered, promulgated, enforced or issued by any court or Governmental Authority of competent jurisdiction or shall otherwise be in effect which prohibits, restrains, enjoins or restricts the consummation of the Acquisition.

8.2         Conditions to the Obligations of the Seller.  The obligations of the Seller, to consummate the Closing are subject to the satisfaction, or waiver by the Seller, of the following conditions:

(a)           Representations and Warranties.  The representations and warranties of the Buyer and Carbonics contained herein, and in any certificate or other writing delivered by Buyer or Carbonics pursuant hereto, shall be true and correct in all material respects at and as of the Closing Date as if made at and as of such time, except for (i) changes contemplated by this Agreement; (ii) those representations and warranties which address matters only as of a particular date (which shall have been true and correct as of such date)  with the same force and effect as if made at and as of the Closing Date, and Buyer shall have received a certificate to such effect signed by a duly authorized officer of Buyer and Carbonics;

(b)           Agreements and Covenants.  The Buyer and Carbonics shall have performed or complied in all material respects with all agreements and covenants required by this Agreement to be performed or complied with by them at or prior to the Closing Date, and Seller shall have received a certificate to such effect signed by a duly authorized officer of Buyer and Carbonics;

(d)           Resignations. All of the officers and directors of the Carbonics Entities shall have delivered to Seller their written resignations as such officers and directors, which resignations are effective immediately following the appointment of Stephen Schoepfer to the board of directors of Carbonics.

(e)           OTCBB Status. Carbonics‘ common stock shall continue to be quoted on the OTCBB as of the Closing Date.

(f)            Buyer and Carbonics shall have delivered or caused to be delivered to Seller all of the items specified in Section 2.3(a), in each case in form and substance satisfactory to Seller in its sole discretion.

(g)           No proceeding challenging this Agreement or the transactions contemplated hereby or seeking to prohibit, alter, prevent or materially delay the Closing shall have been instituted by any person before any court, arbitrator or governmental authority nor shall any such proceeding be pending.

(h)           There shall have not occurred any events or developments, individually or in the aggregate, resulting in a Material Adverse Effect with respect to either the Buyer or Carbonics.

(i)            All material written consents, assignments, waivers or authorizations that are required as a result of the transactions contemplated by this Agreement shall have been obtained.

(j)            The Seller shall have been granted the Real Estate Security Instruments (as defined in Section 6.9) with respect to all the Oil and Gas Properties (as defined in Section 6.9) of Westport to secure the obligations under the New Earthshell Debenture.

(k)           Security Agreement.  The Carbonics Entities (including Westport) shall have executed and delivered to the Seller the Security Agreement and provided all the necessary document and related information required to perfect the security interests granted therein in the sole determination of the Seller.

(l)            Guaranty Agreement.  The Carbonics Entities (including Westport) shall have executed and delivered to the Seller the Guaranty Agreement.

(m)          Pledge Agreement.  The Carbonics Entities shall have executed and delivered to the Seller the Pledge Agreement and provided all the necessary securities, LLC Interest, document and related information required to perfect the security interests granted therein in the sole determination of the Seller.

(n)           In connection with the Closing, Viridis shall have assigned and transferred to the Series C Purchaser all Series C Preferred Shares owned by Viridis and the Series C Purchaser shall have pledged those shares to the Seller to secure the obligations under the New Earthshell Debenture.

(o)           The Ratification and Amendment Agreement (as amended and supplemented from time to time, the “Ratification Agreement”) among the parties listed on Schedule 1 attached thereto (including Carbonics and Viridis), and YA Global shall have been executed by the parties thereto.

(p)           The form and substance of all actions, proceedings, instruments, documents and other deliverables required to consummate the transactions contemplated by this Agreement shall have been satisfactory in all reasonable respects to Seller and Seller’s counsel.

8.3         Conditions to the Obligations of Buyer and Carbonics. The obligations of Buyer and Carbonics to consummate the Closing are subject to the satisfaction of the following conditions:

(a)           Representations and Warranties.  The representations and warranties of the Seller and Westport contained in this Agreement shall be true and correct in all material respects at and as of the Closing Date as if made at and as of such time, except for (i) changes contemplated by this Agreement, (ii) those representations and warranties which address matters only as of a particular date (which shall have been true and correct as of such date), with the same force and effect as if made on and as of the Closing Date, and the Seller and Carbonics shall have received a certificate to such effect signed by each a duly authorized officer of the Westport; and

(b)           Agreements and Covenants.  The Seller shall have performed or complied in all material respects with all agreements and covenants required by this Agreement to be performed or complied with by them at or prior to the Closing Date, and Buyer shall have received a certificate to such effect signed by a duly authorized officer of the Seller;

9.           Certain Tax Matters.

9.1         Tax Returns. Carbonics shall prepare and file, or cause to be prepared and filed, at their own expense, all Tax Returns of the Carbonics Entities (other than Westport), including any amendments thereto, with respect to any applicable pre-Closing Tax periods (the “Pre-Closing Returns”).  Such Pre-Closing Returns shall be prepared in a manner consistent with past practices.  Seller shall prepare and file all Tax Returns for Westport with respect to any applicable Pre-Closing Tax periods for which Tax Returns have not been filed as of the Closing Date. Seller shall consult with Carbonics and its tax advisors in connection with the preparation of such Tax Returns.

9.2         Contests.  Carbonics and its duly appointed representatives shall have the exclusive authority to control any audit or examination by any taxing authority, and contest, resolve and defend against any assessment for income Taxes, notice of income Tax deficiency or other adjustment of Taxes relating to any Pre-Closing Return; provided that, to the extent that such audit could require Seller or Westport (with respect to any Tax period prior to the Closing) to pay additional taxes Carbonics shall allow Seller and its duly appointed representatives to participate at its own expense in such proceeding and shall not settle such proceeding without the prior written consent of Seller, which shall not be unreasonably delayed, conditioned or withheld.

9.3         Refunds.  Carbonics shall be entitled to any refund of Taxes received by the Carbonics Entities after the Closing Date relating to periods before the Closing Date.

9.4.        Tax Notices.  If any of the Carbonics Entities receives any written notice or other communication from any Governmental Authority relating to any Tax audit or other proceeding (i) relating to any Tax for which the other party thereto may be obligated to indemnify or pay under this Agreement; or (ii) which could give rise to a Tax benefit for the other party under this Agreement, such party shall promptly forward such notice or communication to the other party.  The Carbonics Entities shall cooperate fully, as and to the extent reasonably requested by the Seller, in connection with the calculation of any Taxes and with the preparation and filing of Tax Returns pursuant to this Agreement, and in connection with any proceeding with respect to Taxes affecting or relating to the Carbonics Entities.  Such cooperation shall include retention and (upon the other party’s written request) the provision of records and information that are reasonably relevant to such presentation and filing and to any Tax proceeding relating thereto and making employees available on a mutually convenient basis to provide additional information or explanation of any material so provided.  Buyer agrees to retain all books and records with respect to Tax matters pertinent to the Carbonics Entities relating to any Tax period beginning prior to the Closing Date until the expiration of the statute of limitations for assessment of the applicable Taxes (and, to the extent notified by Buyer, any extension thereof), and shall not destroy or otherwise dispose of any such books and records until such expiration without first providing the other party or parties with a reasonable opportunity to review and copy the same.

9.5         Tax Sharing Agreements.  Any and all tax sharing and like agreements, whether or not written, that include the Carbonics Entities, shall be terminated as of the day before the Closing Date, and after the Closing, the Carbonics Entities shall not be bound thereby or have any liability thereunder.

10.           Termination.

Section 10.1Termination.  This Agreement may be terminated at any time prior to the Closing Date, notwithstanding approval thereof by Westport’s board of directors and stockholders:

(a)           by mutual written consent authorized by the Board of Directors of Buyer and the Board of Directors Seller; or

(b)           by either Buyer or Seller if the Acquisition shall not have been consummated by June 15, 2010 (provided that the right to terminate this Agreement under this Section shall not be available to a party whose failure to fulfill any obligation under this Agreement has been the cause of or resulted in the failure of the Acquisition to occur on or before such date); or

(c)           by either Buyer or Seller if a court of competent jurisdiction or governmental, regulatory or administrative agency or commission shall have issued a nonappealable final order, decree or ruling or taken any other action having the effect of permanently restraining, enjoining or otherwise prohibiting the Acquisition.

10.2       Effect of Termination.  In the event of a termination of this Agreement pursuant to this Section, this Agreement shall forthwith become void and there shall be no liability on the part of any party hereto or any of its affiliates, directors, officers, stockholders or members except (i) as set forth in Section 11.3 below, and (ii) nothing herein shall relieve any party from liability for any breach hereof occurring prior to termination.

10.3       Fees and Expenses. All fees and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such expenses, whether or not the Acquisition is consummated.

11.           General.

11.1       Governing Law; Consent to Jurisdiction.  Each of the parties hereto:

(a)           consents to submit itself to the personal jurisdiction of (i) the United States District Court for the Southern District of New York in the event any dispute arises out of this Agreement or any of the transactions contemplated by this Agreement to the extent such court would have subject matter jurisdiction with respect to such dispute and (ii) the courts of the state of New York sitting in New York county otherwise;

(b)           agrees that it will not attempt to deny or defeat such personal jurisdiction or venue by motion or other request for leave from any such court;

(c)           agrees that it will not bring any action relating to this Agreement or any of the transactions contemplated by this Agreement in any court other than such courts;

(d)           agrees that service of process in any such action or proceeding may be effected by mailing a copy thereof by registered or certified mail (or substantially in similar form of mail), postage prepaid, to a party at its address set forth in Section 11.3 (Notices) or at such other address of which a party shall have been notified pursuant thereto; and

(e)           agrees that nothing contained herein shall affect the right to effect service of process in any other manner permitted by law.

11.2       Assignment; Guarantee of Obligations.  This Agreement shall not be assigned by operation of law or otherwise, except that Seller may assign all or any of its rights hereunder to any Person directly or indirectly controlling, controlled by or under common control with Seller, provided that no such assignment shall relieve the assigning party of its obligations hereunder.

11.3       Notices.  All notices and other communications required or permitted hereunder will be in writing and will be delivered by hand or sent by overnight courier, fax or e-mail to:

if to any of the Carbonics Entities:

c/o Carbonics Capital Corporation
One Penn Plaza, Suite 1612
New York, NY 10019
Fax: (646) 572-6336
Attention: CEO

if to the Seller or Westport:

New Earthshell Corporation
101 Hudson Street, Suite 3700
Jersey City, NJ 07302
Fax: (201) 985-8266
e-mail:mangelo@yorkvilleadvisors.com
Attention: President

with a copy to:

David Gonzalez, Esq.
110 Hudson Street, Suite 3700
Jersey City, NJ 07302
Fax: (201) 985-8744
e-mail:dgonzalez@yorkvilleadvisors.com

Each party may furnish an address substituting for the address given above by giving notice to the other party in the manner prescribed by this Section 11.3.  All notices and other communications will be deemed to have been given upon actual receipt by (or tender to and rejection by) the intended recipient or any other person at the specified address of the intended recipient.

11.4       Severability.  In the event that any provision of this Agreement is held to be unenforceable by any rule of law, or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner adverse to any party.  Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties so closely as possible in an acceptable manner to the end that the transactions contemplated hereby are fulfilled to the fullest extent possible.

11.5       Construction.  The titles of the sections of this Agreement are for convenience of reference only and are not to be considered in construing this Agreement.  Unless the context of this Agreement clearly requires otherwise: (a) references to the plural include the singular, the singular the plural, and the part the whole, (b) references to one gender include all genders, (c) “or” has the inclusive meaning frequently identified with the phrase “and/or,” (d) “including” has the inclusive meaning frequently identified with the phrase “including but not limited to” or “including without limitation,” and (e) references to “hereunder,” “herein” or “hereof” relate to this Agreement as a whole.  Any reference in this Agreement to any statute, rule, regulation or agreement, including this Agreement, shall be deemed to include such statute, rule, regulation or agreement as it may be modified, varied, amended or supplemented from time to time.

11.6       Entire Agreement.  This Agreement embodies the entire agreement and understanding among the parties hereto with respect to the subject matter of this Agreement and supersedes all prior or contemporaneous agreements, undertakings and understandings (other than the Confidentiality Letter), both written and oral, among the parties, or any of them, with respect to the subject matter hereof.

11.7       Amendment and Waiver.  This Agreement may be amended only by a written agreement executed by the parties hereto.  No provision of this Agreement may be waived except by a written document executed by the party entitled to the benefits of the provision.  No waiver of a provision will be deemed to be or will constitute a waiver of any other provision of this Agreement.  A waiver will be effective only in the specific instance and for the purpose for which it was given, and will not constitute a continuing waiver.

11.8       Parties in Interest.  This Agreement shall be binding upon and inure solely to the benefit of each party hereto, and nothing in this Agreement, express or implied, is intended to or shall confer upon any other Person any right, benefit or remedy of any nature whatsoever under or by reasons of this Agreement.

11.9       Failure or Indulgence Not Waiver; Remedies Cumulative.  No failure or delay on the part of any party hereto in the exercise of any right hereunder shall impair such right to be construed to be a waiver of, or acquiescence in, any breach of any representation, warranty or agreement herein, nor shall any single or partial exercise of any such right preclude any other or further exercise thereof or of any other right.  All rights and remedies existing under this Agreement are cumulative to, and not exclusive of, any rights or remedies otherwise available.

11.10     Negotiation of Agreement.  Each of the parties acknowledges that it has been represented by independent counsel of its choice throughout the negotiations that have preceded the execution of this Agreement and that it has executed the same with consent and upon the advice of said independent counsel.  Each party and its counsel cooperated in the drafting and preparation of this Agreement and the documents referred to herein, and any and all drafts relating thereto shall be deemed the work product of the parties and may not be construed against any party by reason of its preparation.  Accordingly, any rule of law or any legal decision that would require interpretation of any ambiguities in this Agreement against the party that drafted it is of no application and is hereby expressly waived.  The provisions of this Agreement shall be interpreted in a reasonable manner to effect the intentions of the parties and this Agreement.

11.11     Counterparts.  This Agreement may be executed in any number of counterparts, and by the different parties hereto in separate counterparts, each of which when executed shall be deemed to be an original, but all of which together shall constitute one and the same agreement.

{SIGNATURES APPEAR ON FOLLOWING PAGE}

IN WITNESS WHEREOF, the Buyer, Seller, Carbonics and Westport have caused this Agreement to be executed as of the date first above written.

BUYER:

WESTPORT ENERGY ACQUISITION,
INC.

By:	/s/ Kevin Kreisler
Name: Kevin Kreisler
Title: Chairman

SELLER:

NEW EARTHSHELL CORPORATION

By:	/s/ Troy Rillo
Name: Troy Rillo
Title: President

CARBONICS CAPITAL CORPORATION

By:	/s/ Kevin Kreisler
Name: Kevin Kreisler
Title: Chairman

WESTPORT ENERGY LLC

By:	/s/ Troy Rillo
Name: Troy Rillo
Title: Manager

SCHEDULES

NOTES TO DISCLOSURE SCHEDULES

These Schedules are being furnished in connection with the LLC Membership Interest Purchase Agreement dated as of August 17, 2010 (the “Agreement”) by and among the Buyer, Seller, Carbonics and Westport as referred to therein.  Capitalized terms used and not otherwise defined herein have the meanings assigned to such terms contained in the Agreement.  The inclusion of any information in the Schedules shall be deemed not to be an admission, acknowledgement or evidence that such information is required to be listed in the Schedules or is material to any party or outside the Ordinary Course of Business.

SCHEDULE 3

BUYER’S DISCLOSURE SCHEDULE

None Provided

SCHEDULE 4

SELLER’S DISCLOSURE SCHEDULE

See Schedule 4.4 of the LLC Membership Interest Purchase Agreement

SCHEDULE 4.4

Minority Interest Fund (II), LLC (“MIF”)
There are no outstanding debt securities, notes, credit agreements, credit facilities or other agreements, documents or instruments evidencing indebtedness of Carbonics or any of its subsidiaries or by which Carbonics or any of its subsidiaries is or may become bound with respect to MIF.  Any amounts outstanding to MIF, including interest, costs, or other amounts, and Series C Preferred Shares have either been converted into common stock or have been waived.

Blackfield, LLC, Mammoth Corporation, RAKJ Holdings, Inc.
There are no outstanding debt securities, notes, credit agreements, credit facilities or other agreements, documents or instruments evidencing indebtedness of Carbonics or any of its subsidiaries or by which Carbonics or any of its subsidiaries is or may become bound with respect to Blackfield, LLC, Mammoth Corporation, or RAKJ Holdings, Inc.

Greenshift Corporation Payables
The following trade payables were incurred by Greenshift Corporation but previously recorded as Carbonics’ payables.  Each of these payables has been assumed by GreenShift Corporation and Carbonics has no obligation, responsibility, or liability with respect to any of these payables.

Golden State Equity Investors (“GSEI”)
There is a judgment against Carbonics in favor of GSE in the amount of $62,500.00.  Other than the above referenced obligation, there are no outstanding judgments against Carbonics or any of its subsidiaries.

Series C Preferred Stock
The following Series C Preferred Shares are outstanding:
921,890 shares held by Viridis Capital, LLC
Other than the above referenced shares, there are no other shares of Series C Preferred Stock outstanding or any obligation by which Carbonics is or may become bound to issue any additional shares of Series C Preferred Stock.

Series D Preferred Stock
There are no shares of Series D Preferred Stock outstanding nor does Carbonics have any obligation or commitment to issue any shares of Series D Preferred Stock.

Consulting Agreements
Carbonics entered into a number of consulting agreements during the year ended December 31, 2009, pursuant to which Carbonics undertook to issue certain shares of Carbonics’ common stock for services rendered by such consultants.  All amounts due under each relevant consulting agreement was fully repaid in common stock during the year ended December 31, 2009.  There are no outstanding amounts due under any consulting agreements.

SCHEDULE 6.7

POST-CLOSING CAPITAL STRUCTURE

Carbonics Capital Corporation
A DELAWARE CORPORATION
COMMON SHARES AUTHORIZED: 10,000,000,000
PREFERRED SHARES AUTHORIZED: 20,000,000
Par Value: $0.0001

CAPITALIZATION SUMMARY-PRO FORMA
(As of Carbonics-Westport Closing Date)

Common Shares Authorized	10,000,000,000

Common Shares Outstanding:	2,879,301,216

Series C Preferred Shares Outstanding	921,890

Options Outstanding:	None

Warrants Outstanding:	2,750,000

Outstanding Debt:

Debenture Reference	Issuance Date	Conversion Price (calculated as of 6/30/10)	Original Principal Amount	Outstanding Principal (as of 06/30/10)	Outstanding Interest (as of 06/30/10)
No. CCP-4	2/8/2006	$0.0001	$3,050,369.00	$920,666.00	$243,536.91
No. CCP-3	10/12/2005	$0.0001	$1,475,000.00	$592,360.00	$214,989.77
No. GSHF-3-1	6/26/2007	$0.0001	$570,000.00	$570,000.00	$209,000.00
No. CICS-5	6/30/2009	$0.0001	$4,000,000.00	$4,000,000.00	$486,666.67
No. CICS-6	6/24/2010	$0.0003	$27,640,712.00	$27,640,712.00	$-
TOTAL				$33,723,738.00	$1,154,193.34

*As of the date hereof.

EXHIBITS

EXHIBIT A

LLC INTEREST ASSIGNMENT

ASSIGNMENT OF MEMBERSHIP INTEREST

THIS ASSIGNMENT OF MEMBERSHIP INTEREST (this "Assignment") dated as of August 17, 2010 is made by and between NEW EARTHSHELL CORPORATION ("Assignor") and WESTPORT ENERGY ACQUISITION, INC. ("Assignee").

RECITALS

A.            Assignor is the holder of a 100% membership interest (the "Membership Interest") in WESTPORT ENERGY, LLC, a Delaware limited liability company ("Westport"); and

B.            Assignor desires to transfer and assign to Assignee the Membership Interest pursuant to the terms of that certain LLC Membership Interest Purchase Agreement dated August 17, 2010 among Assignor, Assignee, Westport and Carbonics Capital Corporation (the “Purchase Agreement”); and

C.            Assignee desires to accept the assignment of the Membership Interest and to accept and assume the terms and conditions of the Operating Agreement of Westport, as amended or restated (the "Operating Agreement") with respect to the Membership Interest.

In consideration of the premises, the mutual covenants and agreements contained herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto do hereby agree as follows:

1. Assignment. Subject to the terms and conditions of this Assignment and the Purchase Agreement, Assignor hereby transfers and assigns to Assignee the Membership Interest.

2. Admission as Substituted Member. As of the date hereof, and subject to the terms and conditions of this Assignment, Assignee shall become a substituted member in Westport with respect to the Membership Interest in compliance with the terms of the Operating Agreement.

3. Assumption. Assignee agrees to accept, adopt and be bound by the terms, provisions and conditions of the Operating Agreement.

4. Representations by Assignor. Assignor does hereby represent and warrant to Assignee that: (i) Assignor is the legal and beneficial owner and holder of the Membership Interest and (ii) the Membership Interest is not subject to any lien or assessment by any of Assignor's creditors or by any other person or entity.

5. Successors and Assigns. This Assignment shall be binding upon and inure to the benefit of each of the parties hereto and their respective heirs, legal representatives, successors and assigns.

6. General Provisions.

(a) Entire Agreement. Except for the Purchase Agreement and any related documents executed by the parties in connection with the Purchase Agreement (all of which shall remain in effect to the extent provided by their respective terms) this Assignment supersedes any prior or contemporaneous understandings or agreements between the parties respecting the subject matter hereof and constitutes the entire understanding and agreement between the parties with respect to the assignment of the Membership Interest.

(b) Governing Law. This Assignment shall be governed by and construed in accordance with the laws of the State of New York.

(c) Further Assurances. The parties hereto covenant and agree that they will execute such further instruments and documents as may be necessary or convenient to effectuate and carry out the transaction contemplated by this Assignment.

(d) Counterpart Execution. This Assignment may be executed in any number of counterparts, all of which together shall for all purposes constitute one agreement, binding on all the parties hereto, notwithstanding that all the parties hereto have not signed the same counterpart.

[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

IN WITNESS WHEREOF, the parties hereto have executed this Assignment effective as of the day and year first above written.

ASSIGNOR:		ASSIGNEE:

NEW EARTHSHELL CORPORATION		WESTPORT ENERGY ACQUISITION, INC.

By:	/s/ Troy Rillo	By:	/s/ Stephen Schoepfer
	Name: Troy Rillo		Name: Stephen Schoepfer
	Title: President		Title: Chief Executive Officer

EXHIBIT B

NEW EARTHSHELL DEBENTURE

{New Earthshell Debenture contained in Exhibit 10.2}

EXHIBIT C

SECURITY AGREEMENT

{Security Agreement contained in Exhibit 10.4}

EXHIBIT D

GUARANTY AGREEMENT

{Guaranty Agreement contained in Exhibit 10.3}

EXHIBIT E

PLEDGE AGREEMENT

{Pledge Agreement contained in Exhibit 10.5}

EXHIBIT F

GREENSHIFT INDEMNIFICATION

INDEMNIFICATION

This Indemnification (this “Indemnification”), dated as of August 17, 2010, is being given by Greenshift Corporation, a Delaware corporation with a principal place of business at One Penn Plaza, Suite 1612, New York, NY 10019 (“Greenshift”) in connection with the transactions contemplated by that certain LLC Membership Interest Purchase Agreement dated August 17, 2010 between and among New Earthshell Corporation, as seller (“Seller”), Westport Energy LLC (‘Westport”), Carbonics Capital Corp (“Carbonics”) and Westport Energy Acquisition, Inc., as buyer (the “Purchase Agreement”).  Seller, Westport, Buyer and Carbonics and their respective directors, officers, members, employees, agents and affiliates may be referred to herein individually as an "Indemnitee" and together as the "Indemnitees."

Greenshift acknowledges that Seller and Westport are expressly relying on this Indemnification in consummating the transactions contemplated by the Purchase Agreement, and would not consummate such transactions but for this Indemnification.

Greenshift, for good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, intending to be legally bound, hereby agrees as follows:

1.    Indemnification.

(a)  Greenshift agrees to indemnify the Indemnitees, and hold them harmless from and in respect of any assessment, loss, damage, liability, cost and expense (including, without limitation, interest, penalties, and reasonable attorneys’ fees) imposed upon or incurred by any of the Indemnitees resulting from any breach of representation, warranty, covenant, obligation or other agreement in any material respect, made or undertaken by Carbonics in the Purchase Agreement and any ancillary documents executed by Carbonics in connection with the pre closing deliveries pursuant to Section 2.3(a) of the Purchase Agreement (the “Transaction Documents“). Assertion by any Indemnitee of its rights to indemnification under this Indemnification shall not preclude any other rights or remedies of the Indemnitee in respect thereof.

(b)  If any claim, action or proceeding is brought against an Indemnitee arising out of a claim that is the subject of indemnification under the Transaction Documents and this Indemnification, the Indemnitee shall provide Greenshift prompt written notice of the same, together with the basis for seeking indemnification (the “Indemnification Notice”).  Upon receipt of an Indemnification Notice by Greenshift, Greenshift shall inform the Indemnitee, within five (5) business days after receipt of the Indemnification Notice, whether Greenshift elects to compromise or defend such claim, action or proceeding.  Greenshift shall have the right, at its option, to compromise the claim, at its own expense.  In the event Greenshift elects to defend the claim, action or proceeding that is the subject of the Indemnification Notice, the Indemnitee shall have the right to control the defense of such claim.  All costs and expenses incurred, including legal fees, in connection with the compromise or defense of any claim covered by this Indemnification shall be paid by Greenshift.

2.      Parties in Interest.  All the terms and provisions of this Indemnification shall be binding upon, shall inure to the benefit of, and shall be enforceable by the prospective heirs, beneficiaries, representatives, successors and assigns of the Indemnitees.

3.      Entire Agreement.  This Indemnification supersedes all prior agreements and understandings between the parties with respect to the subject matter hereof.  This Indemnification shall not be amended except by a writing signed by Greenshift and the Indemnitees or their respective successors or assigns.

4.      Headings.  The section and paragraph headings contained in this Indemnification are for reference purposes only and shall not affect in any way the meaning or interpretations of this Indemnification.

5.      Governing Law.  This Indemnification shall be governed exclusively by and construed and enforced in accordance with the laws of the State of New York and any action brought in connection with this Indemnification shall be brought only in the Federal or State courts sitting in New York county, New York.

6.      Effect.  In the event any portion of this Indemnification is deemed to be null and void under any state, provincial, or federal law, all other portions and provisions not deemed void or voidable shall be given full force and effect.`

7.      Counterparts.  This Indemnification may be executed in one or more counterparts and by transmission of a facsimile or digital image containing the signature of an authorized person, each of which shall be deemed and accepted as an original, and all of which together shall constitute a single instrument.  Greenshift represents and warrants that the person executing this Indemnification on its behalf has been duly authorized to execute this Indemnification.

[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

IN WITNESS WHEREOF, the undersigned has executed and delivered this Indemnification as of the date first above written.

GREENSHIFT CORPORATION

By:	/s/ Kevin Kreisler
Name: Kevin Kreisler
Title: Chairman

EXHIBIT G

STOCK PURCHASE AGREEMENT
(SERIES C PREFERRED SHARES)

STOCK PURCHASE AGREEMENT

THIS AGREEMENT is effective the 17th day of August, 2010

AMONG:

VIRIDIS CAPITAL, LLC, a company formed pursuant to the laws of the State of New Jersey and having an office for business located at One Penn Plaza, Suite 1612, New York, New York 10119  (“Seller”)

AND:

4 SEA-SONS LLC, a company formed pursuant to the laws of the State of Delaware and having an office for business located at 4 Buchak Circle, Princeton Junction, NJ 08550 (“Purchaser”)

WHEREAS:

A.
Seller is the beneficial owner of NINE HUNDRED TWENTY ONE THOUSAND EIGHT HUNDRED NINETY (921,890) shares of the Series C Preferred Stock of CARBONICS CAPITAL CORPORATION (“CICS”), which shares correspond to SEVENTY THREE PERCENT (73%) of the fully diluted issued and outstanding capital stock of CICS (the “Acquisition Shares”).

B.
Purchaser desires to purchase and acquire and Seller desires to sell, convey, assign and transfer, or cause to be sold, conveyed, assigned and transferred, to Purchaser the Acquisition Shares pursuant to this Agreement.

NOW THEREFORE THIS AGREEMENT WITNESSETH THAT in consideration of the premises and the mutual covenants, agreements, representations and warranties contained herein, and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto hereby agree as follows:

ARTICLE I
THE ACQUISITION

Section 1.1          Purchase and Sale of Acquisition Shares

Seller hereby agrees to sell to Purchaser the Acquisition Shares in exchange for ten dollars ($10) (the “Purchase Price”) on the Closing Date and to transfer to Purchaser, upon receipt by the Seller of the Purchase Price, the Acquisition Shares. In connection with the transfer of the Acquisition Shares, Seller shall execute and deliver to Purchaser at the Closing a Stock Assignment, substantially in the form set forth in Annex 1 to this Agreement transferring the Acquisition Shares to Purchaser.

Section 1.2          Closing

The consummation of the transactions contemplated by this Agreement (the "Closing") shall take place on or before August 17, 2010 (the date of the Closing being herein referred to as the "Closing Date").

ARTICLE II
REPRESENTATIONS AND WARRANTIES

Section 2.1         Ownership of Acquisition Shares.  Seller hereby represents and warrants that it is owner of the Acquisition Shares and that the Acquisition Shares are (or shall be as of the Closing) free and clear of all liens, encumbrances or security interests of any kind except for liens in favor of YA Global Investments, L.P. (the “Existing Liens”).  The Purchaser hereby represents and warrants that the Acquisition Shares shall remain subject to the Existing Liens after the Closing.

ARTICLE III
GENERAL PROVISIONS

Section 3.1          Expenses

Each of the Parties hereto shall pay its own fees and expenses (including the fees of any attorneys, accountants, or others engaged by such Party) in connection with this Agreement and the transactions contemplated hereby whether or not the transactions contemplated hereby are consummated.

Section 3.2          Paragraph Headings and Language Interpretations

The paragraph headings contained herein are for reference only and shall not be considered substantive provisions of this Agreement. The use of a singular or plural form shall include the other form, and the use of a masculine, feminine or neuter gender shall include the other genders, as applicable.

Section 3.3          Notices

All notices, claims, demands, and other communications hereunder shall be in writing and shall be deemed given upon (a) confirmation of receipt of a facsimile transmission, (b) confirmed delivery by a standard overnight carrier or when delivered by hand, or (c) the expiration of five (5) business days after the day when mailed by registered or certified mail (postage prepaid, return receipt requested), addressed to the respective parties at the following addresses (or such other address for a party as shall be specified by like notice) noted in the preamble hereto.

Section 3.4          Assignments

This Agreement and all of the provisions hereof shall be binding upon and inure to the benefit of the Parties hereto and their respective successors and permitted assigns; provided, however, that neither this Agreement nor any of the rights, interests, or obligations hereunder may be assigned by any of the Parties hereto without the prior written consent of the other Party.

Section 3.5          Entire Agreement

This Agreement (including the Annexes hereto) embodies the entire agreement and understanding of the Parties with respect to the transactions contemplated hereby and supersedes all prior written or oral commitments, arrangements, understandings and agreements with respect thereto.

Section 3.6          Modifications, Amendments and Waivers

This Agreement may be amended only by a written agreement executed by the parties hereto.  No provision of this Agreement may be waived except by a written document executed by the party entitled to the benefits of the provision.  No waiver of a provision will be deemed to be or will constitute a waiver of any other provision of this Agreement.  A waiver will be effective only in the specific instance and for the purpose for which it was given, and will not constitute a continuing waiver.

Section 3.7          Counterparts

This Agreement may be executed in two (2) or more counterparts, all of which shall be considered one (1) and the same agreement and each of which shall be deemed an original.  Each Party shall receive a fully signed copy of this Agreement.

Section 3.8          Severability

If any one (1) or more of provisions of this Agreement shall be held to be invalid, illegal or unenforceable, the validity, legality or enforceability of the remaining provisions of this Agreement shall not be affected thereby.  To the extent permitted by applicable law, each party waives any provision of law, which renders any provision of this Agreement invalid, illegal or unenforceable in any respect.

Section 3.10       Binding Effect

This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective heirs, successors, legal representatives and assigns.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF the parties have executed this Agreement effective as of the day and year first above written.

VIRIDIS CAPITAL, LLC

By:	/s/ Kevin Kreisler
Name: Kevin Kreisler
Title: Managing Member

4 SEA-SONS LLC

By:	/s/ Stephen J. Schoepfer
Name: Stephen J. Schoepfer
Title: President

ANNEX 1

STOCK ASSIGNMENT

STOCK ASSIGNMENT

FOR VALUE RECEIVED, effective this 17th day of August, 2010 (the “Effective Date”), VIRIDIS CAPITAL, LLC (“Seller”), does hereby irrevocably sell, assign and transfer unto 4 SEA-SONS LLC (“Purchaser”), NINE HUNDRED TWENTY ONE THOUSAND EIGHT HUNDRED NINETY (921,890) shares of the Series C Preferred Stock of CARBONICS CAPITAL CORPORATION (“CICS”) corresponding to SEVENTY THREE PERCENT (73%) of the fully diluted issued and outstanding capital stock of CICS (the “Acquisition Shares”), standing in the name of Seller on the books of said corporation and does hereby irrevocably constitute and appoint Purchaser attorney to transfer the said stock on the books of the within corporation with full power of substitution in the premises.

VIRIDIS CAPITAL, LLC

By:	/s/ Kevin Kreisler
Name:	Kevin Kreisler
Title:	Managing Member